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                                                                EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-16887), Form S-3 (File No. 333-13911) and on Form S-8 (File No. 333-14179) of our report dated July 17, 1997 on our audit of the financial statements of Markland Hotel, Inc., of our report dated July 18, 1997 on our audit of the financial statements of the Gateway Center Group, of our report dated August 7, 1997 on our audit of the financial statements of the Holiday Inn Mission Valley Stadium Hotel, and of our report dated August 7, 1997 on our audit of the financial statements of TSB Crystal Partnership, which reports appear in this Current Report on Form 8-K/A filed August 22, 1997.

Coopers & Lybrand L.L.P.

San Francisco, California
August 20, 1997